EXHIBIT 10.2



                  QUALIFIED EXCHANGE ACCOMMODATION AGREEMENT


         THIS AGREEMENT (this "Agreement" or "Exchange Agreement") is entered into by and between Green 1412 Broadway LLC, a New York limited liability company, hereinafter referred to as either "Exchanger" or "Taxpayer", and BEC 317 LLC, a Delaware limited liability company, having its principal place of business in Richmond, Virginia, hereinafter referred to as "BEC 317."


                                   RECITALS:


         WHEREAS, Exchanger owns certain real property, hereinafter referred to as the "Relinquished Property," which is legally described in Exhibit "A" attached hereto; and

         WHEREAS, Exchanger desires to exchange the Relinquished Property only for like-kind property, hereinafter referred to as the "Replacement Property," in a transaction that will qualify for tax-deferred treatment under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, Exchanger has found suitable property for accomplishing said tax-deferred exchange, as legally described in Exhibit "B" attached hereto, hereinafter referred to as the "Replacement Property," but has not sold the Relinquished Property; and

         WHEREAS, BEC 317 owns 100% of the limited liability membership interests (the "LLC Interests") in Green 317 Madison LLC ("Green 317"); and

         WHEREAS, Green 317 has entered into a Sale-Purchase Agreement dated the date hereof with Richfield Investment Company ("Seller") for the purchase


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of the Replacement Property (the "Replacement Property Agreement"), which
Replacement Property Agreement is attached hereto as Exhibit "C";

         WHEREAS, Exchanger, with a continued intent to complete a tax-deferred exchange pursuant to Section 1031 of the Code, is willing, directly or through a related entity, to acquire all of the benefits and burdens of the Replacement Property on the terms and conditions hereof; and

         WHEREAS, BEC 317 is willing to hold title to the LLC Interests (and thereby hold title to the Replacement Property through Green 317) for the benefit of Exchanger in order to facilitate an exchange under Section 1031 of the Code and in accordance with the safe harbor established by Revenue Procedure 2000-37 and according to the terms and conditions as set forth herein.

         WHEREAS, Exchanger has entered into a Sale-Purchase Agreement (the "Relinquished Property Agreement") dated April 24, 2001 between Exchanger, as Seller, and JER 1412 Broadway, LLC ("JER"), as Purchaser, to sell the Relinquished Property to JER on a date after the date hereof; and

         WHEREAS, upon the sale of the Relinquished Property, Exchanger intends to purchase, and BEC 317 intends to sell, the LLC Interests to complete the aforesaid tax-deferred exchange.

         NOW THEREFORE, the parties hereto agree as follows:

         1. The foregoing Recitals are incorporated herein by this reference. Exchanger shall acquire the Replacement Property in accordance with the terms of the Replacement Property Agreement.



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         2. The funds necessary to close on the purchase of the Replacement
Property (the "Proceeds") shall be advanced to BEC 317 by SL Green Realty Corp. ("SL Green"), and BEC 317 shall deliver to SL Green a promissory note for said sum (the "Note"). The Note shall be due and payable upon the closing of the sale of the Relinquished Property, but in no event later than 180 days after the closing of the Replacement Property (the "Termination Date"). The Note shall be non-recourse and shall bear interest at 5% per annum. The Note shall be secured by an agreement (the "Pledge Agreement") executed by BEC 317 pledging the LLC Interests. BEC 317 shall contribute the Proceeds to Green 317, provided, however, SL Green, at its option, may deliver the Proceeds directly to Green 317. A copy of the Note and the Pledge Agreement are attached hereto as Exhibit "D" and Exhibit "E," respectively. The Note shall provide that it may be satisfied from the net sale proceeds of the Relinquished Property or as otherwise provided in Paragraph 11 hereof. It is hereby understood and agreed that the receipt of the net sale proceeds of the Relinquished Property shall be used to satisfy the Note and fully discharge BEC 317 from all liabilities under the Note; provided, however, BEC 317 agrees to deliver to the holder of the Note all other funds loaned to it and not used to either acquire the Replacement Property or as otherwise approved by the Exchanger as well as all funds received by BEC 317 from the net sale proceeds of the Relinquished Property and to execute, acknowledge, deliver, transfer and convey, without warranty (except for its own actions), all bills of sale, assignment of leases and other documentation reasonably requested by the Exchanger. In addition, at Exchanger's election, BEC 317 shall either deliver a bargain and sale deed to Exchanger for the Replacement Property or execute an assignment of 100% of the LLC Interests to Exchanger, and Building Exchange Company, a Virginia corporation, shall execute an assignment of 100% of the


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limited liability company interest in BEC 317 to Exchanger. At that time,
Exchanger shall execute and deliver to BEC 317 an agreement terminating the Pledge Agreement.

         3. Identification of Relinquished Property.

            (a) On or before midnight of the date that is forty-five (45) days after the date of the acquisition of the Replacement Property (in the event there is more than one Replacement Property, forty-five (45) days after the acquisition of the first Replacement Property) by BEC 317 (the "Identification Period"), Taxpayer shall identify the Relinquished Property to be transferred by Taxpayer in exchange for the Replacement Property. Such identification shall be effectuated by one or more Notices of Identification signed by Taxpayer or on behalf of Taxpayer. Notices of Identification shall be hand delivered, mailed (certified, return receipt requested), or sent by facsimile to BEC 317 before the end of the Identification Period. Taxpayer shall give BEC 317 prompt written notice of any changes, deletions, or additions and may revoke a Notice of Identification only by a written notice (a "Notice of Revocation") signed by the Taxpayer and hand delivered, mailed (certified, return receipt requested), or sent by facsimile to BEC 317 before the end of the Identification Period. To be effective, a Notice of Identification sent to BEC 317 by facsimile must be sent to the facsimile number which is part of BEC 317's notice address below.

            (b) Taxpayer agrees that the Relinquished Property shall be identified on the Notice of Identification in accordance with the following principles:

              (i) Taxpayer shall unambiguously describe the Relinquished Property using either its complete legal description, complete street address, Assessor's Parcel Number, or distinguishable name.



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              (ii) Taxpayer shall identify only that number of Relinquished
Properties which meets one of the following "rules": (x) three (3) properties without regard to the fair market value of the properties; (y) any number of properties so long as their aggregate fair market value as of the end of the Identification Period does not exceed two hundred percent (200%) of the aggregate fair market value of the Replacement Property as of the date such Replacement Property was acquired by BEC 317; or (z) any number of properties without regard to their fair market value so long as Taxpayer transfers identified Relinquished Properties constituting at least ninety-five percent (95%) of the aggregate fair market value of all identified Relinquished Properties no later than 180 days after the closing of the Replacement Property.

         4. Exchanger hereby agrees to assign its rights, title, interest in and to, but not the obligations under the Relinquished Property Agreement to BEC 317 prior to closing the sale of the Relinquished Property to a third party.

         5. Subject to and conditioned upon the close of the purchase of the Replacement Property under the Replacement Property Agreement, and otherwise subject to and upon the terms and conditions set forth in this Agreement, BEC 317 hereby agrees to convey to Exchanger, in exchange for the Relinquished Property, the Replacement Property, or transfer 100% of the LLC Interests to the Exchanger at such time as a sale of the Relinquished Property is ready to close. At the closing for sale of the Relinquished Property to a third party, the Relinquished Property shall be directly deeded from Exchanger to said third party and the "net sale proceeds" (as defined in Paragraph 7 hereof) shall be paid directly to BEC 317 as the qualified intermediary for the Exchanger.



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         6. The following are conditions precedent to BEC 317's obligation to cause Green 317 to acquire the Replacement Property:

            (a) Either Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation, Transnation Title Insurance Company or Chicago Title Insurance Company shall have committed to issue an owner's policy of title insurance that is reasonably satisfactory to BEC 317 and such policy shall be issued to Green 317 as part of the closing of the Replacement Property, with premium costs thereof being borne by a party other than BEC 317.

            (b) Green 317 shall have been furnished a current phase 1 environmental site assessment ("ESA") from a qualified engineering firm reasonably satisfactory to BEC 317, along with a letter directed to BEC 317 and Green 317 from such firm indicating that BEC 317 may rely on the ESA, which concludes that there are no adverse environmental impacts associated with the Replacement Property. Notwithstanding the ESA described in this paragraph, Exchanger hereby agrees to indemnify, hold harmless and defend Green 317 and BEC 317 from and against any and all actions, suits, claims, charges, costs, losses, damages, liabilities, expenses, including costs of investigation, court costs, and reasonable attorneys' fees and disbursements that may be brought or imposed upon Green 317 or BEC 317 in connection with the Replacement Property, including, without limitation, that which may be brought or imposed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, or any other federal and any state environmental statute.

            (c) BEC 317 and Green 317 shall have been named as owners or additional named insureds under liability and property insurance policies acceptable to Green 317 and BEC 317, in its sole and absolute discretion. Exchanger shall cause a certificate evidencing


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

the foregoing to be furnished to Green 317 and BEC 317 prior to the closing of the purchase of the Replacement Property.

            If any of the foregoing conditions precedent are not satisfied, BEC 317 shall have the right, in its sole and absolute discretion and without liability whatsoever, to decline to cause Green 317 to acquire the Replacement Property or, alternatively, waive such condition(s) in writing and proceed with the closing.

         7. In respect to the Relinquished Property, sale proceeds shall mean the total consideration to which BEC 317 would be entitled to receive from the closing of the sale. All real estate commissions, prorations of income and expenses (including rents, interest on encumbrances, real estate taxes, etc.), closing costs, title insurance premiums, escrow fees, transfer taxes, amounts required to satisfy all mortgages, lines of credits, UCC-1 financing statements, judgments, security interest, and liens against the Relinquished Property, and any other amounts otherwise chargeable to BEC 317 in the closing as seller of the Relinquished Property, shall be charged to Exchanger and shall reduce the sale proceeds from the sale of the Relinquished Property. BEC 317's charges and fees shall likewise be charged to Exchanger and reduce such sale proceeds unless separately paid by the Exchanger. The sale proceeds less the charges described in this Paragraph 7 shall mean the "net sale proceeds."

         8. Exchanger hereby agrees to indemnify, hold harmless, and defend BEC 317 from and against any and all actions, suits, claims, charges, costs, losses, damages, liabilities, expenses, including any State or city real estate transfer taxes in connection with the transactions contemplated by this agreement, and costs of investigation, court costs, and reasonable attorneys' fees and disbursements, that may be incurred by, brought against or imposed upon BEC 317



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

arising from or related to its actions hereunder and any liability it may incur as a result of taking title to the Replacement Property, including any litigation in connection with this Agreement, unless caused as a direct result of BEC 317's breach of this Agreement, willful misconduct or gross negligence. This indemnification shall include, without limitation, any and all consequential damages arising therefrom and shall survive the closing of the sale of the Relinquished Property to a third party indefinitely.

         9. Exchanger has read and hereby represents that it understands all of the provisions set forth in this Agreement, including the indemnifications recited herein.

         10. It is understood and agreed by the parties to this Exchange Agreement that:

            (a) BEC 317 has entered into this Exchange Agreement with the intention of being an "exchange accommodation titleholder" within the meaning of Revenue Procedure 2000-37 as in effect on the date hereof and shall use its best efforts to retain that status until the Relinquished Property has been transferred in accordance with this Exchange Agreement. BEC 317 and Taxpayer acknowledge and agree that this Exchange Agreement is intended to constitute a "qualified exchange accommodation arrangement" as defined in section 4.02 of Revenue Procedure 2000-37 and to satisfy the "safe harbor" provisions of that Revenue Procedure.

            (b) The parties hereto agree that NONE OF BEC 317'S ACTIONS UNDER THIS AGREEMENT SHALL CONSTITUTE LEGAL, TAX OR OTHER ADVICE OR REPRESENTATIONS TO EXCHANGER OR ANY OTHER PERSON OR ENTITY. BEC 317 MAKES NO REPRESENTATIONS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCHANGER HEREBY REPRESENTS TO BEC 317 AND



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ACKNOWLEDGES THAT BEC 317 IS RELYING ON SUCH REPRESENTATION IN EXECUTING THIS
AGREEMENT, THAT EXCHANGER HAS EXECUTED THIS AGREEMENT BASED ON THE ADVICE OF EXCHANGER'S LEGAL AND TAX ADVISERS WITH RESPECT TO ALL ASPECTS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING BY WAY OF ILLUSTRATION, AND NOT LIMITATION, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, AND EXPRESSLY RELEASES BEC 317 FROM ANY LIABILITY WITH RESPECT THERETO, EXCEPT FOR BEC 317'S BREACH OF THIS AGREEMENT, WILLFUL AND WANTON MISCONDUCT OR FRAUD.

         11. If Exchanger is unable to complete the sale of the Relinquished Property by the Termination Date, then BEC 317 shall, at Exchanger's election, either deliver a bargain and sale deed to Exchanger for the Replacement Property or execute an assignment of 100% of the LLC Interests to Exchanger, and, in either case, Exchanger shall deliver to BEC 317 an agreement terminating the Pledge Agreement and the original Note marked satisfied, and all obligations of BEC 317 to Exchanger shall be deemed satisfied; provided, however, BEC 317 also delivers to the holder of the Note all other funds loaned to it and not used to either acquire the LLC Interests or as otherwise approved by the Exchanger as well as all funds received by BEC 317 from the net sale proceeds of the Relinquished Property. Notwithstanding the foregoing, BEC 317 shall have no obligation to convey the Replacement Property as set forth in this Paragraph 11 in the event Exchanger fails to satisfy any obligations hereunder to BEC 317, including, without limitations, the obligations set forth in Paragraph 14 of this Agreement.

         12. BEC 317 shall not be required to make any warranties or representations regarding either the Relinquished Property or the Replacement Property which survive closing,



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as to BEC 317, following the conveyance date of the Relinquished Property to a third party, or otherwise, and of the Replacement Property to BEC 317 and / or the Exchanger.

         13. Upon execution hereof, Exchanger shall pay BEC 317, upon presentation and marked receipt of an invoice, a nonrefundable fee in an amount equal to One Hundred Thousand Dollars and Zero Cents ($100,000.00).

         14. SL Green Realty Acquisition LLC ("Tenant"), as tenant, and Green 317, as landlord, shall enter into a triple net lease for the Replacement Property in the form attached hereto as Exhibit "F" (the "Lease") for a rental as set forth in the Lease and making Tenant responsible for the payment of all taxes and other obligations on the Replacement Property. The Lease shall provide that Tenant shall be solely responsible for all costs associated with Green 317's ownership, carrying and holding of the Replacement Property ("Carrying Costs"). By way of illustration and not limitation, Carrying Costs shall include the following items: insurance premiums, real estate taxes, debt service payments, and leasing, management, and service fees.

         15. From the date Green 317 acquires the Replacement Property until the Termination Date, BEC 317 shall be treated as the beneficial owner of the Replacement Property for all federal income tax purposes and shall maintain its status as an entity subject to federal income tax. Both parties shall report the federal income tax attributes of the Replacement Property on their federal income tax returns in a manner consistent with this Agreement. Notwithstanding the foregoing, the parties agree that Green 317 and BEC 317 shall be treated as the nominee of Exchanger for all purposes other than federal income tax purposes, including, without limitation, for purposes of State and city real estate transfer taxes.



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         16. All notices provided to be given under this Agreement shall be deemed to have been given or made when delivered in person to the party to whom the communication is addressed, or when sent by facsimile to such party at the address indicated, or on the next business day after being sent by Federal Express or similar overnight document delivery service or on the third day after the postmark date of mailing when sent by certified mail. Any party may change the address at which it is to receive notices by so advising the other parties in writing. To be effective, any such notice, request or consent sent by facsimile must be sent to the facsimile number shown below.

         17. This Agreement may be modified, altered, amended, cancelled or terminated only by the written agreement of all the parties. This Agreement shall be governed by and construed in accordance with the applicable laws of the State of New York without regard to the conflict of laws provisions thereof (except with respect to matters of corporation law in which case the law of the state of domestication shall apply), and shall be binding upon and shall inure to the benefit of the parties and their respective successors in interest and permitted assigns. Each of the parties hereby consents and submits to personal jurisdiction in the State of New York for all matters that may arise with respect to this Agreement, and waives any and all rights to object to jurisdiction within the State of New York. The paragraph headings and subheadings contained in this Agreement are for convenience and reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement may be executed in any number of counterparts and each shall be considered an original and together they shall constitute one agreement. Facsimile signatures on this Agreement or any other document called for or contemplated in this Agreement shall be deemed original signatures. This Agreement contains the entire understanding between and among the parties hereto. Exchanger may not assign this



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Agreement. Should a court of competent jurisdiction find any portion of this
Agreement to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected and shall remain in full force and effect. Each party hereto and their legal counsel have reviewed this Agreement and have had an opportunity to revise (or request revision of) this Agreement and, therefore, any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement. Should the language of any provision herein be deemed to negate a like-kind exchange within the meaning of Section 1031 as to Exchanger, it shall be interpreted and applied in order to comply with Section 1031 of the Code, Regulations, case law, and administrative pronouncements interpreting the Code and Regulations.

         18. THE PARTIES WAIVE TRIAL BY JURY OF ANY AND ALL DISPUTES ARISING HEREUNDER OR RELATED HERETO AND AGREE THAT ALL SUCH DISPUTES SHALL BE TRIED AND DECIDED SOLELY BY A JUDGE SITTING WITHOUT A JURY.

                           (Signatures on next page)



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this ___ day of __________, 2001.

ADDRESSES FOR NOTICES TO BE MAILED:    GREEN 1412 BROADWAY LLC, a New York
                                       limited liability company

c/o SL Green Realty Corp.
420 Lexington Avenue                   By: SL Green Operating Partnership, L.P.
New York, New York 10170               By: SL Green Realty Corp.
Attention: Mark Holliday
           and Andrew Levine
                                       By:  /s/ Marc Holliday
                                            _______________________________
                                            Name:
                                            Title:


c/o Land America Exchange Company      BEC 317 LLC, a Delaware limited liability
633 Third Avenue                        company
New York, New York 10017
Attention: Craig Feder                 By: Building Exchange Company, a Virginia
                                             Corporation

                                       By: /s/ Craig Feder
                                           _________________________________
                                       Craig Feder, Vice President










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                  SCHEDULE OF EXHIBITS TO EXCHANGE AGREEMENT


Exhibit A                          Legal Description of Relinquished Property
Exhibit B                          Legal Description of Replacement Property
Exhibit C                          Replacement Property Agreement
Exhibit D                          Note
Exhibit E                          Pledge Agreement
Exhibit F                          Lease












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